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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                        NAVITAS INTERNATIONAL CORPORATION

      Navitas International Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended from time to time (the "General Corporation Law"), hereby certifies as follows:

      FIRST: The name of the Corporation is Navitas International Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 14, 2005 ("Certificate of Incorporation").

      SECOND: This Amended and Restated Certificate of Incorporation: (i) was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law; and (ii) was approved by written consent of a majority of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the General Corporation Law.

      THIRD: The text of the Certificate of Incorporation of the Corporation is hereby further restated and amended to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

      The name of the corporation is Navitas International Corporation (the "Corporation").

                                   ARTICLE II
                                REGISTERED AGENT

      The address of the Corporation's registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

      The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

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                                   ARTICLE IV
                                  CAPITAL STOCK

      The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred and one million (101,000,000) shares, consisting solely of:

            - One hundred million (100,000,000) shares of common stock, par value $0.0001 per share ("Common Stock"); and

            - One million (1,000,000) shares of preferred stock, par value $0.0001 per share ("Preferred Stock").

      The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

      A. COMMON STOCK.

      1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

      2. Voting. The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

      3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

      4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

      B. PREFERRED STOCK.

      Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

      Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion

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rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

      Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article IV shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Amended and Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law.

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                                    ARTICLE V
                         PRIOR TO A BUSINESS COMBINATION

      Paragraphs (a) through (f) below shall apply during the period commencing upon the initial public offering of the Corporation's securities (the "IPO") and terminating upon the consummation of a "Business Combination". A "Business Combination" shall mean the acquisition or acquisition of control by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in India having collectively a fair market value (as calculated in accordance with the requirements set forth herein) of at least 80% of the Corporation's net assets at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the business or businesses proposed to be acquired (the "Target Business(es)"), the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (NASD). The Corporation is not required to obtain an opinion from an investment banking firm as to fair market value of the Target Business if the Corporation's Board of Directors independently determines the fair market value for such Target Business.

            (a) Upon consummation of the IPO, a certain amount of the offering proceeds of the IPO, shall be deposited and thereafter held in the trust account established by the Corporation in connection with the consummation of its IPO (the "Trust Account"). The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the proceeds held in the Trust Account except in connection with (i) a Business Combination or thereafter or (ii) the liquidation of the Corporation as discussed in paragraph (d) below; provided, however, that up to $2,565,000 earned as interest on the trust account may be released to the Corporation to cover operating expenses, in each case in accordance with the agreement regulating the Trust Account.

            (b) Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the General Corporation Law. In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination, provided, that the Corporation shall not consummate a Business Combination if holders representing twenty percent (20%) or more in interest of the IPO Shares exercise their conversion rights described in paragraph (c) below.

            (c) Any stockholder of the Corporation holding shares of Common Stock issued by the Corporation in the IPO (such shares so issued in connection with the IPO,

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      the "IPO Shares") who votes against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert such holder's IPO Shares into cash. If so demanded, in the event that a Business Combination is approved in accordance with paragraph (b) above and is consummated by the Corporation, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account (exclusive of the accrued interest thereon, but inclusive of any interest income accruing with respect to the balance of the Trust Account and the deferred underwriting discounts and commissions (the total amount less the accrued interest thereon), net of taxes payable thereon and any amounts disbursed to the Corporation to cover operating expenses), calculated as of two business days prior to the proposed consummation of the Business Combination, by
      (ii) the total number of IPO Shares.

            (d) In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed within such 18 month period but was not consummated within 24 months after the consummation of the IPO, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of the capital stock of the Corporation.

            (e) A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event such holder demands conversion of the holder's shares in accordance with paragraph (c) above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

            (f) Unless and until the Corporation has consummated a Business Combination as permitted under this Article V, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

            (g) The Board of Directors shall be divided into three classes:
      Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors after the filing of this Certificate of Incorporation, the directors shall elect a Class C director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected

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      for a term of office to expire at the third succeeding annual meetings of stockholders after their election. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

            (h) Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

                                   ARTICLE VI
                               BOARD OF DIRECTORS

      The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

            (a) The number of directors constituting the full Board of Directors shall be as determined by the Board of Directors from time to time. Members of the Board of Directors shall hold office until the annual meeting of the Corporation's stockholders at which their respective successors are elected and qualified or until their earlier death, incapacity resignation or removal. Members of the Board of Directors may be removed for cause only by the vote of the holders of a majority of the shares of the Corporation's stock entitled to vote for the election of directors. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

            (b) The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the by-laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate or by the by-laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or

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      create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

      No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VII shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transactions from which the director derived an improper personal benefit. If the General Corporation Law is amended after the filing of this Certificate f Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, and as further provided in the by-laws of the Corporation. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

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                                   ARTICLE IX
                          COMPROMISES AND ARRANGEMENTS

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

                                    ARTICLE X
                               STOCKHOLDER ACTION

      Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

                                   ARTICLE XI
                     BOARD DISCRETION IN CONSIDERING OFFERS

      The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

                                   ARTICLE XII
                                   AMENDMENTS

      The affirmative vote of the holders of at least 67% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions

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of Articles IV (to the extent it relates to the authority of the Board of
Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), VI, VIII, X or XII of this Amended and Restated Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

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      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be duly executed by its President this ___ day of _____, 200_.

                                  NAVITAS INTERNATIONAL
                                  CORPORATION

                                  By:
                                      -------------------------------
                                      Parag G. Mehta
                                      President and Chief Executive Officer

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